Exhibit 99.1

News Release

Investor Relations Contacts:	News Media Contact:
Shona L. Bedwell	Joel Reuter
317.808.6169	317.808.6137
shona.bedwell@dukerealty.com	joel.reuter@dukerealty.com

Randy A. Henry

317.808.6060

randy.henry@dukerealty.com

Duke Realty Announces First Quarter Earnings

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Common and Preferred Stock Dividends Declared

                                                (Indianapolis, Indiana — April 30, 2008) — Duke Realty Corporation (NYSE: DRE) reported today results for the first quarter 2008.  Funds from Operations available to common shareholders (diluted) (“FFO”) was $0.58 per share for the first quarter of 2008, as compared to $0.62 per share for the same quarter of 2007.  The variance is attributable to $0.09 per share recognized on the sale of undeveloped land in the first quarter of 2007, which was partially offset by increased FFO from property operations in the first quarter of 2008.  Net income available for common shareholders (diluted) (“EPS”) was $0.03 per share for the first quarter of 2008, compared to $0.49 for the same quarter in 2007.  First quarter 2007 net income included $0.32 per share from capital gains from the sale of rental properties.

Denny Oklak, Chairman and Chief Executive Officer, commenting on Duke’s first quarter performance, stated:

“Operating performance was solid in the first quarter. Despite challenging economic conditions, we leased 1.5 million square feet more in the first quarter than we did in the first quarter of 2007.  Renewals were particularly strong at 2.7 million square feet, with average increases in rent of nearly seven percent.  With leases of only five percent of our rental portfolio yet to expire this year, we are focused on achieving a stabilized in-service occupancy of 95 percent and leasing our newly developed properties.   As we move further into 2008, we continue to be comfortable with our annual guidance of FFO per share of $2.60 - $2.90.”

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Dividends

Additionally, the Company’s Board of Directors declared its quarterly common stock dividend of $0.48 per share, or $1.92 per share on an annualized basis.  The dividend is payable on May 30, 2008, to shareholders of record on May 14, 2008.

The Board also declared today the following dividends on the Company’s outstanding preferred stock:

Class	NYSE Symbol	Quarterly Amount/Share	Record Date	Payment Date
Series J	DREPRJ	$.414063	May 16, 2008	May 30, 2008
Series K	DREPRK	$.406250	May 16, 2008	May 30, 2008
Series L	DREPRL	$.412500	May 16, 2008	May 30, 2008
Series M	DREPRM	$.434375	June 16, 2008	June 30, 2008
Series N	DREPRN	$.453125	June 16, 2008	June 30, 2008
Series O	DREPRO	$.523438	June 16, 2008	June 30, 2008

First Quarter Operating Statistics

•                  At the end of the first quarter, the Company’s 673 stabilized in-service properties, totaling 108.3 million square feet, were 92.9 percent leased compared to 94.9 percent leased at December 31, 2007.

•                  The Company’s value creation pipeline totaled $1.8 billion, including $614 million of developments with an expected stabilized return of 8.8 percent that Duke plans to own indefinitely after completion; $1.1 billion of developments with an expected stabilized return of 8.2 percent that the Company plans to sell within approximately one year of completion; and a $116 million backlog of third-party construction contracts with an average overall profit margin of 18.2 percent.

•                  In addition to it’s 673 stabilized in-service properties, the Company owns 25 recently completed development properties, with a total 6.9 million square feet, that are 31.6 percent leased.  The company owns 32 properties under development, with a total of 7.3 million square feet, that are 30.7 percent pre-leased.

•                  The Company renewed 71 percent of all leases expiring in the first quarter, for a total of 2.7 million square feet, with average net effective rent increases of 6.8 percent.

•                  Same property net operating income increased 1.8 percent for the three months ended March 31, 2008.

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•                  Property sales in the first quarter totaled $44.1 million, at an average stabilized capitalization rate of 7.3 percent.

•                  The Company completed acquisitions of properties totaling $28.0 million, with an overall stabilized yield of 8.0 percent.

•                  The Company’s interest and fixed-charge coverage ratios in the first quarter were 3.2 and 2.0, respectively, and its debt-to-total market capitalization ratio was 48.7 percent at March 31, 2008.

When used in this press release, the word “believes,” “expects,” “estimates” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  In particular, among the factors that could cause actual results to differ materially are continued qualification as a real estate investment trust, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of debt and equity capital markets and other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments. Readers are advised to refer to Duke’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on February 29, 2008 for additional information concerning these risks.

About Duke Realty Corporation

Duke Realty Corporation specializes in the ownership, construction, development, leasing and management of office, industrial, medical office and retail real estate. It is the largest publicly traded, vertically integrated office/industrial real estate company in the United States. The company owns, manages or has under development more than 122 million rentable square feet in 24 major U.S. cities. Duke, which controls approximately 7,600 acres of land for more than 111 million square feet of future development, also provides nationwide real estate solutions through its national development division.

                                                A copy of the Company’s supplemental information fact book will be available after 6:00 p.m. EDT today in the Investor Relations section of the Company’s web site at www.dukerealty.com.  Duke is also hosting a conference call tomorrow at 3:00 p.m. New York time to discuss its first quarter operating results.  All investors are invited to listen to this call, which can be accessed through the Investor Relations section of the Company’s web site.

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